EX-3.1

Cinedigm Corp.

Certificate of DESIGNATION

of

preferences, rights and limitations of

series b preferred stock

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The Undersigned Does Hereby Certify, on behalf of Cinedigm Corp., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), on April 1, 2023, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series B Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

Whereas, the Fifth Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) provides for a class of capital stock of the Corporation known as Preferred Stock, consisting of 15,000,000 shares, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the DGCL and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the DGCL.

Resolved, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock designated Series B Preferred Stock be, and hereby is, designated and created, and (ii) the powers, preferences and rights, and the qualifications, limitations and restrictions thereof of the Series B Preferred Stock are as follows:

TERMS OF SERIES B PREFERRED STOCK

1. Designation and Number. The series of Preferred Stock created hereby shall be designated as the Series B Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be one. The share of Series B Preferred Stock shall be uncertificated and represented in book-entry form.

2. Dividends. The share of Series B Preferred Stock shall be entitled to receive dividends on a pari passu basis with the outstanding shares of Class A Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation.

3. Voting Rights. Except as otherwise provided by the Certificate of Incorporation or as required by law, the holder of the share of Series B Preferred Stock shall have the following voting rights:

3.1. Subject to Sections 3.2 and 3.3, the outstanding share of Series B Preferred Stock shall have 1,800,000,000 votes on the Reverse Stock Split Proposal (as defined below) but shall have no voting rights with respect to any other matter. Subject to Sections 3.2 and 3.3, the outstanding share of Series B Preferred Stock shall vote together with the outstanding shares of Common Stock as a single class exclusively with respect to a Reverse Stock Split Proposal until such time as, following the filing of this Certificate of Designation, a Reverse Stock Split Proposal is approved by the stockholders of the Corporation, and shall not be entitled to vote on any other matter except to the extent required under the DGCL. As used herein, the term “Reverse Stock Split Proposal” means any proposal approved by the Board of Directors and submitted to the stockholders of the Corporation to adopt an amendment, or a series of alternate amendments, to the Certificate of Incorporation to combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment or series of alternate amendments.

3.2. The share of Series B Preferred Stock shall have no voting rights except with respect to a Reverse Stock Split Proposal in which its votes are cast for and against the Reverse Stock Split Proposal in the same proportions as the shares of Common Stock voting on such Reverse Stock Split Proposal vote for and against such Reverse Stock Split Proposal (not treating any shares of Common Stock that are not voted on such Reverse Stock Split Proposal, whether due to abstentions, broker non-votes are otherwise, as votes against such Revere Stock Split Proposal).

3.3. The share of Series B Preferred Stock shall have no voting rights with respect to a Reverse Stock Split Proposal unless the holders of one third (1/3) of the total number of issued and outstanding shares of Common Stock are present, in person (including by remote communication, if applicable) or represented by proxy, at the meeting of the stockholders of the Corporation at which the Reverse Stock Split Proposal is submitted for stockholder approval (or any adjournment thereof).

4. Rank; Liquidation and Other. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, pursuant to which assets of the Corporation or consideration received by the Corporation are to be distributed to the stockholders, the holder of Series B Preferred Stock shall be entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount of $10,000.

5. Transfer. The Series B Preferred Stock may not be Transferred at any time prior to stockholder approval of a Reverse Stock Split Proposal without the prior written consent of the Board of Directors. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the share of Series B Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

6. Redemption.

6.1. The outstanding share of Series B Preferred Stock shall be redeemed in whole, but not in part, out of funds lawfully available therefor, (i) at any time if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion, or (ii) automatically immediately following the approval by the stockholders of the Corporation of a Reverse Stock Split Proposal (any such redemption pursuant to this Section 6.1, the “Redemption”). As used herein, the “Redemption Time” shall mean the effective time of the Redemption.

6.2. The share of Series B Preferred Stock redeemed in the Redemption pursuant to this Section 6 shall be redeemed in consideration for the right to receive an amount equal to $10,000 in cash (the “Redemption Price”) for the share of Series B Preferred Stock that is owned of record as of immediately prior to the applicable Redemption Time and redeemed pursuant to the Redemption, payable upon the applicable Redemption Time.

6.3. From and after the time at which the share of Series B Preferred Stock is called for Redemption (whether automatically or otherwise) in accordance with Section 6.1, such share of Series B Preferred Stock shall cease to be outstanding, and the only right of the former holder of such share of Series B Preferred Stock, as such, will be to receive the applicable Redemption Price. The share of Series B Preferred Stock Redeemed by the Corporation pursuant to this Certificate of Designation shall be automatically retired and restored to the status of an authorized but unissued share of Preferred Stock, upon such Redemption. Notice of a meeting of the Corporation’s stockholders for the submission to such stockholders of any proposal to approve a Reverse Stock Split Proposal shall constitute notice of the Redemption of the share of Series B Preferred Stock at the Redemption Time pursuant to Section 6.1(ii) hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the Redemption of the share of Series B Preferred Stock and shall continue to keep such funds apart for such payment through the payment of the purchase price for the Redemption of such share.

7. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Cinedigm Corp. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 3rd day of April, 2023.

CINEDIGM CORP.

By:___/s/ Gary S. Loffredo_____

Name: Gary S. Loffredo

Title: President, Chief Operating Officer, General Counsel and Secretary